Exhibit 10.40

To:           Industrial and Commercial Bank of China, Beijing Zhongguanchun Branch

Beijing Wowjoint Machinery Co., Ltd. (Wowjoint Holding Limited) has obtained a guarantee from Zhongguancun Sci-tech Guaranty Co. Ltd. in the amount of RMB40 million with term from November 15, 2010 to November 14, 2012.

Based on this guarantee, Industrial and Commercial Bank of China, Beijing Zhongguanchun Branch has granted RMB40 million credit line to Beijing Wowjoint Machinery Co., Ltd. Of which, RMB10 million can be used to fund working capital and the remainder RMB30 million can be used to issue guarantees.

As of today, Beijing Wowjoint Machinery Co., Ltd. has fully drawn and utilized the RMB10 million working capital credit line.  We have issued guarantees worth RMB11.84 million and the remainder RMB18.16 million line is available for use.

Please confirm.

Official seal:                      Industrial and Commercial Bank of China, Beijing Zhongguanchun Branch

Official seal:                      Beijing Wowjoint Machinery Co., Ltd.

2011.10.17